Exhibit 3.11

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1)	Exact name of corporation:	Hub Data Incorporated

(2)	Registered office address:	155 Federal Street, Suite 700, Boston, MA 02110
(number, street, city or town, state, zip code)

(3)	Date adopted:	December 4, 2015
(month, day, year)

(4)	Approved by:

(check appropriate box)

☐ the directors without shareholder approval and shareholder approval was not required;

OR

☒ the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5)	The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:

ARTICLE I

The exact name of the corporation is:

Hub Data Incorporated

ARTlCLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:

The corporation will engage in the redistribution of financial information and in any other business permitted by law.

ARTICLE III

State the total number of shares and par value, if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common A	1,000	$1,000,000.00
		Common B	5,000	$1,000,000.00

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

See Continuation Sheet IVA attached.

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

None.

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

Continuation Sheet IVA

HUB DATA INCORPORATED

ARTICLES OF ORGANIZATION (Continued)

ARTICLE IV (Continued)

Other Lawful Provisions:

Classes of Common Stock: Two classes of Common Stock have been authorized. The preferences, limitations and relative rights of each Class are identical with the exception that the holders of Class A Common Stock, in their capacity as such, are entitled to forty-five (45) votes for each share of Class A Common Stock held and the holders of Class B Common Stock, in their capacity as such, are entitled to one (1) vote for each share of Class B Common Stock held, except as may be required by the Massachusetts Business Corporation Act.

Reclassification of Common Stock. Upon the filing of these Restated Articles of Organization, all outstanding and issued shares of Common Stock then existing, shall automatically be reclassified into an aggregate of 152.90 shares of Class A Common Stock without any further action by any of the holders of Common Stock. Each stock certificate representing outstanding and issued shares of Common Stock shall thereafter represent that number of shares of Class A Common Stock into which the shares represented by such certificate shall have been reclassified.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: III, IV

Signed by:	/s/ Patrick J. Pedonti, Vice President and Treasurer	,
(signature of authorized individual)

☐	Chairman of the board of directors,
☐	President,
☒	Other officer,
☐	Court-appointed fiduciary,

on this 4th day of December, 2015.